Exhibit 99.1
FOR IMMEDIATE RELEASE
November 5, 2018

Contact:
Daryl G. Byrd, President and CEO (337) 521-4003
Jefferson G. Parker, Vice Chairman, Director of Capital Markets and Investor Relations (504) 310-7314

IBERIABANK Corporation Announces Completion And Commencement Of Common Stock Repurchase Programs

LAFAYETTE, LOUISIANA -- IBERIABANK Corporation (NASDAQ: IBKC) (“IBKC”), holding company of the 131-year-old IBERIABANK (www.iberiabank.com), today announced the completion of its previously announced share repurchase plan of approximately 2% of common shares outstanding. The Company also announced today that the Board of Directors of the Company authorized a new repurchase plan of up to 2,765,000 shares of the Company’s outstanding common stock. The repurchase authorization equates to approximately 5% of the total shares outstanding.

Daryl G. Byrd, President and Chief Executive Officer, commented, “As we have seen recent fluctuations in bank stock prices, and noting what we believe is the significant undervaluation of our common stock, we completed the May repurchase plan earlier than originally anticipated. In addition, we are establishing a new share repurchase plan, the eleventh in our history, which will continue to provide us the flexibility to manage our capital as opportunities become available. Our Company continues to show significant progress growing earnings, containing costs, and increasing our operating performance. These investments in our common shares provide positive returns and are just another way to best serve our shareholders.”

The Company’s recently completed share repurchase program was announced on May 10, 2018 and completed on November 5, 2018. During that time, the Company purchased 1,137,500 shares of its common stock at a weighted average price of $77.54 per share.

The Company completed ten share repurchase programs between 2000 and 2018 totaling approximately 4.8 million common shares. At the time of acquisition, the shares repurchased under those programs had an aggregate investment value equal to approximately $244 million and a weighted average cost of approximately $50.91 per common share acquired (adjusted for the five-for-four common stock split paid on August 15, 2005). The time required to complete those repurchase programs ranged from six months to two years.

Repurchase Program	Announced	Completed	Months	Shares Purchased	Weighted Average Price
February 2000	2/17/00	12/11/00	10	375,000	$14.34
December 2000	12/12/00	12/17/01	12	375,000	22.44
December 2001	12/18/01	12/2/02	11	375,000	30.22
November 2002	11/18/02	9/2/03	9	162,500	35.09
September 2003	9/17/03	6/24/04	9	375,000	46.44
June 2004	6/25/04	5/4/05	10	218,750	47.23
May 2005	5/4/05	5/15/07	24	375,000	51.55
September 2011	10/26/11	9/5/12	12	853,308	47.38
May 2016	5/4/16	5/9/18	24	537,506	68.94
May 2018	5/10/18	11/5/18	6	1,137,500	77.54

Stock repurchases under the new program will be made from time to time, on the open market or in privately negotiated transactions, at the discretion of the management of the Company and in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission, approval by all applicable regulatory agencies, and other applicable legal requirements. The timing of these repurchases will depend on market conditions and other requirements. The Company currently anticipates the share repurchase program will extend over a two-year time frame, or earlier if the shares have been repurchased. The share repurchase program does not obligate the Company to repurchase any dollar amount or number of shares, and the program may be extended, modified, suspended, or discontinued at any time.

IBERIABANK Corporation

IBERIABANK Corporation is a regional financial holding company with offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, Florida, Georgia, New York, North Carolina, and South Carolina, offering commercial, private banking, consumer, small business, wealth and trust management, retail brokerage, mortgage, and title insurance services.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC”. The Company's Series B Preferred Stock and Series C Preferred Stock also trade on the NASDAQ Global Select Market under the symbols "IBKCP" and "IBKCO", respectively. The Company’s common stock market capitalization was approximately $4.2 billion, based on the NASDAQ Global Select Market closing stock price on November 5, 2018.

The following 10 investment firms currently provide equity research coverage on the Company:

•	Bank of America Merrill Lynch

•	FIG Partners, LLC

•	Hovde Group, LLC

•	Jefferies & Co., Inc.

•	Keefe, Bruyette & Woods, Inc.

•	Piper Jaffray & Co.

•	Raymond James & Associates, Inc.

•	Sandler O’Neill + Partners, L.P.

•	Stephens, Inc.

•	SunTrust Robinson-Humphrey

Caution About Forward-Looking Statements

This press release contains "forward-looking statements," which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. Do not place undue reliance on forward-looking statements. Due to various factors, actual results may differ materially from our forward-looking statements. Factors that could cause our actual results to differ materially from our forward-looking statements are described under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors" and "Regulation and Supervision" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in other documents subsequently filed by the Company with the Securities and Exchange Commission, available at the SEC's website, http://www.sec.gov, and the Company's website, http://www.iberiabank.com. To the extent that statements in this press release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as "may," "believe," "expect," "anticipate," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology.

Forward-looking statements represent management's beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. All information is as of the date of this press release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

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